Exhibit 10.45

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL AND SUCH INFORMATION IS NOT MATERIAL. THE EXCLUDED INFORMATION HAS BEEN NOTED IN THIS EXHIBIT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

SHARE PURCHASE AGREEMENT

17 NOVEMBER 2025
Between

H3C HOLDINGS LIMITED

and

深圳招华信通一期私募股权投资基金合伙企业（有限合伙）(SHENZHEN ZHAOHUA INFORMATION AND COMMUNICATION TECHNOLOGY PHASE I PRIVATE EQUITY INVESTMENT FUND PARTNERSHIP (LIMITED PARTNERSHIP))

relating to the sale of A ordinary shares in H3C Technologies Co., Limited for cash

Allen & Overy Shearman Sterling LLP

CONTENTS
Clause    Page
1.    Interpretation    1
2.    Sale and Purchase of the Sale Shares    5
3.    Conditions Precedent    5
4.    [Intentionally Deleted]    7
5.    Closing    7
6.    Seller’s Warranties    8
7.    Purchaser's Warranties    10
8.    Confidentiality    11
9.    Announcements    11
10.    Notices    12
11.    Payments    13
12.    Interest Calculation and Interest Payments    13
13.    Tax and Withholding Agreement    13
14.    Costs    15
15.    Severability    15
16.    General    15
17.    Whole Agreement    16
18.    Governing Law and Jurisdiction    16
19.    Language    17

THIS AGREEMENT (the Agreement) is made on 17 November 2025
BETWEEN:
(1)H3C HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands and whose registered office is at Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman, KY1-1108, Cayman Islands (the Seller);
(2)深圳招华信通一期私募股权投资基金合伙企业（有限合伙）(SHENZHEN ZHAOHUA INFORMATION AND COMMUNICATION TECHNOLOGY PHASE I PRIVATE EQUITY INVESTMENT FUND PARTNERSHIP (LIMITED PARTNERSHIP)), a company incorporated in Shenzhen, Guangdong Province, the People's Republic of China, with registered number 91440300MAK0CW9Q6W, and having its registered office at Room 2201B, Tower B, Phase I, Donghai International Center, 7888 Shennan Avenue, Donghai Community, Xiangmihu Street, Futian District, Shenzhen, Guangdong Province, the People's Republic of China. (the Purchaser).
RECITALS:
(A)The Seller is the registered holder and beneficial owner of the Sale Shares which represent 0.95% of the issued and outstanding shares in the capital of the Company.
(B)The Seller wishes to sell, and the Purchaser wishes to purchase, the Sale Shares, in accordance with the terms and subject to the conditions of this Agreement.
IT IS AGREED as follows:
1.INTERPRETATION
1.1In addition to terms defined elsewhere in this Agreement, the following definitions apply throughout this Agreement, unless the contrary intention appears:
A Shares has the meaning given in the Shareholders' Agreement;
Affiliate means, in relation to any person, (from time to time) any Subsidiary or Ultimate Holding Company of that person and any other Subsidiary of that Ultimate Holding Company provided always that for the purposes of this Agreement, neither the Company nor any Company Subsidiary shall be regarded as being a Subsidiary or other Affiliate of any Shareholder, and no Shareholder shall be regarded as being a Holding Company or other Affiliate of the Company or any Company Subsidiary;
Articles means the memorandum and articles of association of the Company in effect at the relevant time;
Business Day means a day (other than a Saturday or Sunday or a day on which a tropical cyclone warning no. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time) on which banks are generally open in Palo Alto (California), Hong Kong and Beijing for normal business;
Closing means the completion of the Transaction in accordance with this Agreement;
Closing Date has the meaning given in Subclause 5.1;
Company means H3C Technologies Co., Limited, a company incorporated under the laws of Hong Kong with business registration number 34022226 and whose registered office is at Rooms 3003-08, 30/F., Chubb Tower, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong;

Company Subsidiary means a Subsidiary of the Company from time to time;
Conditions means the conditions set out in Subclause 3.1;
Consideration has the meaning given in Subclause 2.2;
Deed of Adherence means the Deed of Adherence and Amendment to be entered into by the Company, the Purchaser and other relevant parties on or prior to Closing, in substantially the form and substance attached here to as Exhibit A;
Director has the meaning given in the Shareholders' Agreement;
Disclosing Party has the meaning given in Subclause 8.1;
Dispute has the meaning given in Subclause 18.2(a);
Dispute Meeting has the meaning given in Subclause 18.2(a);
Dispute Notice has the meaning given in Subclause 18.2(a);
Electronic Communication means an electronic record as defined in the Electronic Transactions Ordinance (Cap. 553, Laws of Hong Kong);
Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements, pre-emption right, option and other encumbrance or third party right or claim of any kind or any agreement to create any of the above;
Governmental Authority means any domestic or foreign state, province, county, city or other political subdivision, any governmental, regulatory or administrative authority or any court, tribunal, judicial body, instrumentality, arbitrator or arbitration panel, any securities exchange on which the securities of any party to this Agreement or its Affiliates are listed, and specifically, such Governmental Authority shall include Asset Management Association of China (“中国证券投资基金业协会” in Chinese);
HKIAC has the meaning given in Subclause 18.3(a);
Holding Company has the meaning given in Subclause 1.2;
Hong Kong means the Hong Kong Special Administrative Region of the PRC;
Law or Laws means any law, statute, Order, rule, regulation or other pronouncement of any Governmental Authority having the effect of law whether in Hong Kong, the PRC, the U.S. or any other country;
Long Stop Date means the date falling 180 days after the date of this Agreement, provided that, if any of the conditions set out in Subclauses 3.1 and 3.2 is not satisfied or waived by 5:00 p.m. on such date, [***] prior to the expiry of such 180-day period, [***] extend the Long Stop Date once by a maximum of 30 days, provided that the Party exercising such right has not committed a material breach of this Agreement which is the primary cause in preventing the satisfaction of any one or more of the conditions;
Losses means losses, costs, damages, liabilities, charges, expenses, claims, awards, judgements and penalties;

MOFCOM means the Ministry of Commerce of the PRC and its local counterparts;
Order means any order (including restrictions, prohibitions or penalties on or relating to export, trade or dealings with individuals, entities or governments), decree, consent decree, decision, judgment, award, injunction, ruling or ordinance of any Governmental Authority;
PRC means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan;
Receiving Party has the meaning given in Subclause 8.1;
Rules has the meaning given in Subclause 18.3(a);
Sale Price means US$735.99 per Sale Share;
Sale Shares means 92,500 of the A Shares held by the Seller representing 0.95% of the total issued share capital of the Company, which will be reclassified [***] upon or after Closing;
Seller has the meaning ascribed to it in the preamble hereto;
Shareholder has the meaning given in the Shareholders' Agreement;
Shareholders' Agreement means the shareholders’ agreement in relation to the Company dated 1 May 2016 entered into by and between the Seller, Unisplendour International Technology Limited and the Company, as amended;
Shares means shares in the issued share capital of the Company;
Stamp Documents means (a) a director certified copy of the Articles, (b) a signed statement of landed properties in the form prescribed by the Stamp Office, (c) director certified copies of the Company's most recent annual accounts and any subsequent management accounts of the Company;
Stamp Office means the stamp office of the Inland Revenue Department of Hong Kong;
Subsidiary has the meaning given in Subclause 1.2;
Surviving Provisions means Clause 1 and Clauses 8 to 19;
Taxation, Tax or Taxes means:
(a)any charge, tax, duty, levy, impost and withholding in the nature of a tax or having the character of taxation, wherever chargeable, imposed by or for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and
(b)any penalty, fine, surcharge, interest, charges or additions payable in relation to any amounts described in subparagraph (a) of this definition;
Tax Amount has the meaning given in Subclause 13.7;
Tax Payment Notice has the meaning given in Subclause 13.7;
Transaction means the sale and purchase of the Sale Shares as contemplated by this Agreement;

Ultimate Holding Company means a Holding Company which is not also a Subsidiary; and
US$ means United States Dollar, the lawful currency of the United States of America.
1.2A company is a Subsidiary of another company (or other entity), its Holding Company, if that other company (or other entity):
(a)holds a majority of the voting rights in it; and
(b)is a member of it and has the right to appoint or remove a majority of its board of directors or otherwise exercise management control over it, or if it is a Subsidiary of a company (or other entity) that is itself a Subsidiary of that other company.
1.3Any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:
(a)that enactment as amended, extended or applied by or under any other enactment before or after the date of this Agreement;
(b)any enactment which that enactment re-enacts (with or without modification); and
(c)any subordinate legislation (including regulations) made (before, on or after the date of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in Subclause 1.3(a) above, or under any enactment referred to in Subclause 1.3(b) above, except to the extent that any of the matters referred to in Subclauses 1.3(a) to 1.3(c) above occurring after the date of this Agreement increases or alters the liability of any party to this Agreement, and enactment includes any legislation in any jurisdiction.
1.4In this Agreement,
(a)unless the contrary intention appears, a reference to a clause or a subclause is a reference to a clause or subclause of or to this Agreement;
(b)words denoting persons include bodies corporate and unincorporated associations of persons;
(c)references to an individual/a natural person include his estate and personal representatives;
(d)subject to Subclause 16.2, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party;
(e)the words including and include shall mean including without limitation and include without limitation, respectively;
(f)any reference importing a gender includes the other gender;
(g)any reference to a time of day is to Beijing time, unless stated otherwise;
(h)any reference to $ is to US$;
(i)any reference to writing includes typing, printing, lithography, photography and Electronic Communication in the form of email;

(j)any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;
(k)any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and
(l)any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
1.5The headings in this Agreement do not affect its interpretation.
1.6The eiusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.
1.7If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules (if any) or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence.
2.SALE AND PURCHASE OF THE SALE SHARES
2.1Subject to the terms and conditions set out in this Agreement, the Seller shall sell the Sale Shares and the Purchaser shall purchase each Sale Share at the Sale Price.
2.2The total aggregate consideration for all of the Sale Shares shall be US$68,079,075.00 in aggregate (the Consideration), being the product of the Sale Price multiplied by the aggregate number of Sale Shares, which shall be paid to the Seller at the Closing.
2.3All of the Sale Shares shall be sold free from all Encumbrances and together with all rights attaching to them, including the right to receive all dividends or distributions in respect of the period from 1 January 2025 up to (and including) the Closing Date attributable to the Sale Shares, but excluding the right to receive all unpaid dividends or distributions declared prior to 1 January 2025.
3.CONDITIONS PRECEDENT
3.1The sale and purchase of the Sale Shares is conditional on:
(a)the Purchaser having obtained the following documents and/or approvals from the Governmental Authorities in the PRC (and such documents and/or approvals remaining in full force and effect as at Closing):
(i)the filing notice for outbound investment project ("境外投资项目备案通知书" in Chinese) or its equivalent issued by the National Development and Reform Commission to the Purchaser with respect to the Transaction;
(ii)the outbound investment certificate ("企业境外投资证书" in Chinese) or its equivalent amended and re-issued by MOFCOM to the Purchaser with respect to the Transaction; and
(iii)if required by Law, the registration certificate issued by the State Administration of Foreign Exchange ("业务登记凭证" in Chinese) or its equivalent or an authorized bank to the Purchaser with respect to the Transaction and relevant approvals for the conversion of RMB into US$ and the transfer of US$ to the Seller pursuant to or in connection with this Agreement (and for the avoidance of doubt, any document set forth in this Subclause (a)(iii) shall be automatically waived if not required by Law);
(b)the Seller having delivered to the Purchaser a certified copy of the resolutions of the board of directors authorising the execution of this Agreement and the Deed of Adherence;
(c)the shareholders of Unisplendour Corporation Limited having approved the execution and delivery of the Deed of Adherence by Unisplendour International Technology Limited (UNIS Counterparty); and
(d)no Governmental Authority of competent jurisdiction having enacted or promulgated any Law or issued or granted any Order, in each case, that is in effect and has the effect of making the consummation of the Transaction illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction.
3.2The obligation of the parties to consummate the Transaction is also conditional on:
(a)each of the other party's warranties being true and accurate (without giving effect to any "material adverse effect" or "materiality" qualification therein) at the Closing Date as if made anew at such date (except to the extent any such warranty expressly relates to a specific date, in which case as of such specific date), unless the failure of any such warranties to be so true and accurate, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect on such party's ability to consummate the Transaction;
(b)the other party having performed all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing; provided that the obligation of that party to consummate the Transaction contemplated by this Agreement shall not be affected if a breach of any such covenant or agreement has not had and would not reasonably be expected to have a material impact on that party; and
(c)each of the Shareholders of the Company other than the Seller having irrevocably and unconditionally waived any and all call option rights, pre-emptive rights, co-sale rights, rights of first refusal or tag-along rights in respect of the Sale Shares that they may have under the Company’s organisational documents or otherwise.
3.3From the date of this Agreement to the Closing or the termination of this Agreement, the Purchaser undertakes to:
(a)use its best endeavours to obtain and make, as expeditiously as reasonably possible, any and all internal and external approvals, consents and/or filings (including from its board of directors, shareholders and competent Governmental Authorities as applicable) in connection with the actions and transactions contemplated by this Agreement;
(b)keep the Seller reasonably and timely informed of the nature, details and expected timetable of each of the approvals, consents and/or filings referred to in Subclause 3.3(a) what progress is being made in relation to each of them and all other information as the Seller may reasonably require in relation to the satisfaction of the Conditions and the Purchaser’s compliance with this Subclause 3.3; and
(c)to the extent permitted by applicable Law and any relevant Governmental Authorities, provide the Seller with prior written notice of all material meetings with Government Authorities relevant to the satisfaction of the Conditions [***] that are relevant to the satisfaction of the Conditions held with any such Government Authorities.

3.4From the date of this Agreement to the Closing Date, the Seller shall cooperate with the Purchaser and use best endeavours to, and cause its respective Affiliates to use their respective best endeavours to, provide all information and documentation reasonably requested by the Purchaser in connection with the Purchaser obtaining any consents, waivers or approvals of any relevant Governmental Authority necessary to consummate the Closing.
3.5If at any time either Party becomes aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition being satisfied it shall promptly inform the other Party.
3.6The Purchaser shall notify the Seller promptly upon it becoming aware that any of the Conditions have been satisfied.
3.7If any of the conditions set out in Subclauses 3.1 and 3.2 are not satisfied by 5:00 p.m. on the Long Stop Date, either the Seller or the Purchaser may, by written notice to the other Party, terminate this Agreement [***]; provided that the Party exercising such right has not committed a material breach of this Agreement which is the primary cause in preventing the satisfaction of any one or more of the conditions; provided further that, for the avoidance of doubt, exercise of such right in accordance with this subclause 3.7 shall not constitute a breach of this Agreement. Upon such termination, except for the Surviving Provisions, all of the provisions of this Agreement shall lapse and cease to have effect; but neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of either party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.
4.[INTENTIONALLY DELETED]
5.CLOSING
5.1The Closing shall take place at the offices of Allen Overy Shearman Sterling LLP, in Beijing at 10:00 a.m. on the tenth Business Day after the date on which the last of the conditions set out in Subclauses 3.1 and 3.2 to be satisfied (except for those conditions which by their very nature are unable to be satisfied until the Closing) is satisfied or remotely via email exchange of documents executed by each Party on separate counterparts, or at such other place, at such other time and/or on such other date as the Seller and the Purchaser (both acting reasonably) may agree in writing (in each case, the date of Closing shall be referred to hereinafter as the Closing Date).
5.2At Closing, the Purchaser shall:
(a)pay an amount equal to the Consideration to the Seller in accordance with Subclause 2.2 and Clause 11;
(b)deliver to the Seller:
(i)the Deed of Adherence duly executed by the Purchaser;
(ii)a duly executed bought note in respect of the Sale Shares in favour of the Seller; and
(iii)a certified copy of the resolutions of the investment committee’s meeting of the Purchaser authorising the execution of this Agreement.
5.3At Closing the Seller shall deliver to the Purchaser, in each case in respect of the Sale Shares held by it:
(a)a duly executed instrument of transfer in favour of the Purchaser;
(b)a duly executed sold note in respect of the Sale Shares in favour of the Purchaser;

(c)the share certificate(s) representing the Sale Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);
(d)[intentionally deleted;]
(e)the Stamp Documents;
(f)such waivers or consents as may be necessary to enable the Purchaser to become the registered holder of all the Sale Shares; and
(g)the Deed of Adherence duly executed by the Seller, UNIS Counterparty and the Company.
5.4[Intentionally deleted].
5.5At Closing, the Seller shall procure that resolutions of the Company are passed to approve (i) the transfers referred to in Subclause 5.3(a) for registration (subject to being duly stamped); and (ii) the amendments to Articles (appended hereto as Exhibit B) reflecting the completion of the Transaction, and shall deliver to the Purchaser a certified copy of such resolutions of the Company.
5.6All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed.
5.7The parties agree that the bought and sold notes and instruments of transfer in respect of the Sale Shares referred to in Subclauses 5.2(b)(ii), 5.3(a) and 5.3(b) shall be submitted to the Stamp Office for adjudication by the Purchaser as soon as practicable after Closing in accordance with applicable Law.
5.8The Seller shall, following Closing, promptly provide (but in any event within two Business Days upon request) to the Purchaser any other documentation (certified as being true copies where so requested) which the Purchaser may reasonably request in connection with the submission to the Stamp Office contemplated by Subclause 5.7.
5.9The Seller shall deliver to the Purchaser a cheque in favour of "The Government of the Hong Kong Special Administrative Region" for an amount equal to one half of the total stamp duty adjudged payable by the Stamp Office consequent on the submission contemplated by Subclause 5.7 immediately following notification of the amount by the Purchaser (but in any event within two Business Day after such notification). The Purchaser shall thereafter procure payment to the Stamp Office of the total stamp duty payable in connection with the Transaction (for the avoidance of doubt, including both its own half and the half to be borne by the Seller).
5.10Following the payment of the stamp duty pursuant to Subclause 5.9, the Seller shall procure, to the extent that it is so able to procure, that the Company to deliver to the Purchaser (a) the updated register of members reflecting the Purchaser as the registered holder of the Sale Shares; and (b) share certificate(s) issued by the Company in favour of the Purchaser representing the Sale Shares.
5.11Neither party shall be entitled in any circumstances to rescind or terminate this Agreement after Closing and each party to this Agreement hereby expressly waives any right that it may otherwise have either now or in the future to rescind or terminate this Agreement after Closing.
6.SELLER’S WARRANTIES
6.1The Seller warrants to the Purchaser at the date of this Agreement and at the Closing Date that:

(a)it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this Agreement;
(b)this Agreement constitutes legal, valid and binding obligations of such Seller enforceable against it in accordance with its terms, assuming due execution and delivery by the Purchaser, except as enforceability will be subject to applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other Laws or legal procedures, whether of a similar nature or otherwise, generally affecting creditors' rights;
(c)the execution and delivery by such Seller of this Agreement and the performance of the obligations of such Seller under it do not and will not conflict with or constitute a breach, default or an event of default (with notice or lapse of time, or both) under any provision of:
(i)any agreement, instrument or permit to which such Seller is a party;
(ii)the constitutional documents of such Seller; or
(iii)any Law, Encumbrance or any other restriction of any kind or character by which such Seller is bound;
except, in the case of paragraphs (i) and (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement;
(d)other than as contemplated by or specified in this Agreement:
(i)no notices, reports or filings are required to be made by such Seller with any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ii)no consents, approvals, registrations, authorisations or other permits are required to be obtained by such Seller from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, a failure to make or obtain which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement;
(e)there is no Encumbrance on, over, or affecting any of the Sale Shares, and no commitment to give or create any Encumbrance, on, over or affecting any of the Sale Shares and no person has claimed to be entitled to any such Encumbrance. The Sale Shares are not subject to any voting agreement or other similar contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of the Sale Shares. In respect of the Sale Shares, the Seller has legal and valid title to, and is entitled to transfer or procure the transfer of the full legal and beneficial ownership in such Sale Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement;
(f)no broker, investment banker, financial adviser, intermediary, finder or other person engaged by the Seller (or its Affiliates) is entitled to any brokerage, financial adviser's, finder's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which the Purchaser is liable.

7.PURCHASER'S WARRANTIES
The Purchaser warrants to the Seller at the date of this Agreement and at the date of the Closing that:
(a)it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform its obligations under this Agreement, and except as expressly provided herein has taken all necessary corporate action to authorise the execution, delivery and performance of, its obligations under this Agreement;
(b)this Agreement constitutes legal, valid and binding obligations of the Purchaser enforceable against it in accordance with its terms, assuming due execution and delivery by the Seller, except as enforceability will be subject to applicable bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other Laws or legal procedures, whether of a similar nature or otherwise, generally affecting creditors' rights;
(c)the execution and delivery by the Purchaser of this Agreement and the performance of the obligations of the Purchaser under it do not and will not conflict with or constitute a breach, default or an event of default (with notice or lapse of time, or both) under any provision of:
(i)any agreement, instrument or permit to which the Purchaser is a party;
(ii)the constitutional documents of the Purchaser; or
(iii)any Law, Encumbrance or any other restriction of any kind or character by which the Purchaser is bound;
except, in the case of paragraphs (i) and (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement;
(d)other than as contemplated by or specified in this Agreement:
(i)no notices, reports or filings are required to be made by the Purchaser with any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(ii)no consents, approvals, registrations, authorisations or other permits are required to be obtained by the Purchaser from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, a failure to make or obtain which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement;
(e)at the Closing, the Purchaser will have immediately available on an unconditional basis (subject only to the Closing) the necessary cash resources including all necessary committed financing to meet its obligations under this Agreement; and
(f)no broker, investment banker, financial adviser, intermediary, finder or other person engaged by the Purchaser (or its Affiliates) is entitled to any brokerage, investment banker's, financial adviser's, finder's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement for which the Seller is liable.

8.CONFIDENTIALITY
8.1For the purposes of this Clause 8, Confidential Information means all information of a confidential nature disclosed by whatever means by one party (the Disclosing Party), either directly or from any person associated with and on behalf of the Disclosing Party, to the other party (the Receiving Party) and includes the provisions and subject matter of this Agreement.
8.2Each party undertakes to keep, and shall procure that each of its Affiliates and each Director appointed by it shall keep, the Confidential Information confidential and not disclose it to any person, other than as permitted under this Clause 8.
8.3Subclause 8.2 shall not apply to the disclosure of Confidential Information if and to the extent:
(a)required by any Law of any country with jurisdiction over the affairs of the Receiving Party or the Company (or any Company Subsidiary);
(b)required by the rules of any securities exchange on which securities of the Receiving Party or any of its Affiliates are listed;
(c)required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;
(d)that such information is in the public domain other than through breach of this Clause 8;
(e)that such information was independently developed by the Receiving Party or its representatives without use or reference to any Confidential Information; or
(f)is received by the Receiving Party from a third party source without, to the knowledge of the Receiving Party, violation of any confidentiality obligation to the Disclosing Party or the Company (as appropriate);
provided that in the case of paragraphs (a), (b) and (c) the Receiving Party will to the extent reasonably practicable and permitted by such Law, rules, court or body promptly notify the Disclosing Party or the Company (as appropriate) and cooperate with the Disclosing Party or the Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may wish to take to challenge the validity of such requirement, in each case, at the sole cost and expenses of the Disclosing Party or the Company (as appropriate).
8.4The Receiving Party may disclose Confidential Information to its Affiliates and to its, and its Affiliates' directors, officers, employees, advisers and lenders provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavours to ensure that such recipient complies with those obligations as if it was a party to this Agreement.
8.5This Clause 8 shall continue to bind the parties notwithstanding termination or expiry of this Agreement or the transfer of the Sale Shares.
9.ANNOUNCEMENTS
Neither party shall make or permit any person connected with it to make any announcement concerning this Agreement or any ancillary matter before, on or after Closing except as required by Law or any competent regulatory body (including the rules or regulations of any applicable stock exchange) or with the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

10.NOTICES
10.1Any notice, claim, request, demand or other communication to be given under or in connection with this Agreement must be in writing (which includes Electronic Communication in the form of email) and must be delivered by hand or sent by internationally recognised overnight courier service or email to the party to whom it is to be given as follows:
(a)to the Seller at:
Hewlett Packard Enterprise Company
1701 E. Mossy Oaks Road
Spring, TX 77389
USA

Email: [***]
marked for the attention of Jonathan Sturz

with a copy, which shall not constitute actual or constructive notice to:

Allen Overy Shearman Sterling LLP, Hong Kong Office
9th Floor Three Exchange Square
Central
Hong Kong

Email: benjamin.crawford@aoshearman.com and victor.ho@aoshearman.com marked for the attention of Benjamin Crawford and Victor Ho
(b)to the Purchaser at:

Room 2201B, Tower B, Phase I, Donghai International Center, 7888 Shennan Avenue, Donghai Community, Xiangmihu Street, Futian District, Shenzhen, Guangdong Province, the PRC

Attention: 周健（Zhou Jian）
Email: [***]
Telephone: [***]

with a copy, which shall not constitute actual or constructive notice to:

Beijing Dacheng Law Offices, LLP
16-21F, Tower B, ZT International Center, No.10, Chaoyangmen Nandajie, Chaoyang District, Beijing, China

Attention: 刘路明（Liu Luming）
Email: [***]
Telephone: [***]
or at any such other address or email address of which it shall have given notice for this purpose to the other parties under this Clause 10. Any notice or other communication sent by post shall be sent by prepaid recorded delivery if the country of destination is the same as the country of origin or by prepaid airmail if the country of destination is not the same as the country of origin.

10.2Any notice or other communication shall be deemed to have been given:
(a)if delivered by hand, on the date of delivery (with written confirmation of receipt); or
(b)if sent by internationally recognised overnight courier service, on the second Business Day after it was put into the post; or
(c)if sent by email, upon the generation of a receipt notice by the recipient's server or, if such notice is not so generated, upon delivery to the recipient's server.
10.3In proving the giving of a notice or other communication, subject to Subclause 10.2, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid recorded delivery or by an internationally recognised overnight courier service or that the email was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's email system, as the case may be.
10.4Subject to Subclause 18.3(b), this Clause 10 shall not apply in relation to the service of any claim form, notice, Order or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.
11.PAYMENTS
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), the payment of the Consideration (which shall be paid to the Seller pursuant to Subclause 2.2) and any other payment to be made to the Seller under or in connection with this Agreement shall be made in US Dollars by transfer of the relevant amount at Closing (with respect to the Consideration) or otherwise when due (with respect to other payment) for value on that payment date into the following account:
Bank Name:        [***]
Country:         [***]
Bank Address:        [***]
Swift Code:        [***]
Account Name:        [***]
Account Number:    [***]
Currency of Account:     [***]
or other account specified by the Seller in a written notice signed by a duly authorised signatory issued to the Purchaser for the purpose of that payment not less than ten (10) Business Days before the date that payment is due.
12.INTEREST CALCULATION AND INTEREST PAYMENTS
If a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay to the other Party interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual percentage rate of 7%, which interest shall accrue from day to day.
13.TAX AND WITHHOLDING AGREEMENT
13.1The Purchaser (and any applicable withholding agent of the Purchaser) will not deduct or withhold any amounts for or on account of Taxes from any sum payable under this Agreement, unless required by Law. If the Purchaser (or any applicable withholding agent of the Purchaser) is required by Law to make a deduction or withholding for or on account of Tax from any sum payable under this Agreement, the Purchaser (or any such withholding agent) shall be entitled to deduct or withhold from any sum otherwise payable under this Agreement such amounts for or on account of Taxes as are required to be deducted or withheld by such Law, and, to the extent that amounts are so deducted or withheld and remitted to the appropriate governmental or regulatory body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or other recipient thereof.
13.2Without limiting the generality of this Clause 13, unless the Seller notify the Purchaser in writing, at least ten (10) Business Days prior to the Closing Date, that they have reported the sale of the Sale Shares pursuant to this Agreement to the PRC Taxation Authority within 30 days of the date of this Agreement, the Purchaser (or any applicable withholding agent of the Purchaser) shall be entitled to:
(a)(subject to paragraph (b) below) deduct or withhold from payment of the Consideration, any amounts for or on account of Taxes which are required to be deducted or withheld under or by the applicable Law of the PRC and shall pay such amounts to the PRC Governmental Authority as provided in the applicable Laws of the PRC; or
(b)if the final amount payable to the PRC Governmental Authority is not yet determinable, the Purchaser shall be entitled to withhold 10% of the Consideration and hold such withheld amount in escrow pending determination of the amount payable to the PRC Governmental Authority, after which, the Purchaser shall remit the amount payable under the applicable Law of the PRC to the PRC Governmental Authority, to such PRC Governmental Authority, and any excess amount to the Seller pro rata on the basis of the number of the Sale Shares sold by the Seller respectively pursuant to this Agreement.
13.3For the avoidance of doubt, pursuant to this Clause 13, any such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
13.4If the Seller notify the Purchaser in writing, at least ten (10) Business Days prior to the date of Closing, that they have reported the sale of the Sale Shares pursuant to this Agreement to the PRC Taxation Authority within thirty (30) days of the date of this Agreement and provide the Purchaser with a copy of an acknowledgement from the PRC Taxation Authority that such a report has been filed (or other reasonable proof thereof), the Purchaser (and any applicable withholding agent of the Purchaser) agrees not to deduct or withhold any amount from any payment of the Consideration. If the PRC Taxation Authority determines that the Seller is required by applicable Laws to pay Taxes in respect of the sale of the Sale Shares, the Tax shall be filed and settled to the location as required by Law. If the Purchaser is a Chinese tax resident, the Seller shall file the tax return and settle the tax to the competent tax authority of the Purchaser unless the Seller is required by Law or the competent tax authority of the Purchaser to settle the tax in other locations.
13.5The Seller shall use commercially reasonable endeavours to follow up with the PRC Taxation Authority on the Tax reporting of the Seller and shall promptly respond to any requests by the PRC Taxation Authority for additional information or materials and give regular updates to the Purchaser as to developments in the assessment of any Taxes by the relevant PRC Taxation Authority. Without prejudice to the foregoing, if the Seller or any of its Affiliates receives any written notice or demand from the PRC Taxation Authority in respect of the sale of the Sale Shares, the Seller shall promptly provide a copy of such notice or demand to the Purchaser and shall keep the Purchaser reasonably and promptly informed of any appeals, contests or disputes (and the status thereof) the Seller may have with the PRC Taxation Authority in respect of such notice or demand, in each case to the extent permitted under applicable Law.
13.6To the extent that the PRC Taxation Authority determines that the Seller is required by applicable Laws to pay Taxes in respect of the sale of the Sale Shares, the Seller shall provide to the Purchaser the draft Tax return, along with reasonable supporting documents (such as the calculation of the tax amount, explanation letter, discussion papers, etc.), for the purpose of Tax filing no later than ten

(10) Business Days prior to filing. The Seller shall engage with the Purchaser (as applicable) and consider comments and/or revisions that the Purchaser (as applicable) may have in relation to the draft Tax return. The Seller shall promptly submit the Tax return, supporting documents and such other documents requested by the PRC Taxation Authority in connection with the Tax filing with a copy promptly delivered to the Purchaser.
13.7The Seller shall subsequently provide to the Purchaser reasonable evidence of the PRC Taxation Authority’s acceptance or confirmation of the Tax amount payable by the Seller under the applicable Laws (the Tax Payment Notice) as soon as reasonably practicable upon its receipt of such Tax Payment Notice. The Seller shall, as soon as reasonably practicable after the assessment and final determination of Tax by the relevant PRC Taxation Authority, settle in full the payment of the Tax so assessed and finally determined as due and payable by the Seller under the applicable Laws in connection with the sale of the Sale Shares contemplated by this Agreement (the Tax Amount) and promptly provide to the Purchaser evidence and supporting documents of the full settlement of such Tax Amount, in the form of tax clearance certificate or receipt of payment issued by the relevant PRC Taxation Authority.
13.8If, in connection with the payment of the Consideration to the Seller under this Agreement, the State Administration of Foreign Exchange and/or any authorized bank requires the Purchaser to provide any information or materials relating to the PRC Tax reporting, filing or payment (as applicable) in respect of the Transaction, the Seller shall, as soon as reasonably practicable upon request, cooperate with the Purchaser and provide such information or materials.
13.9If any Taxation is subsequently assessed on the Purchaser, the Company or any Company Subsidiary as a result of a failure to deduct and withhold Taxes as required by the applicable Law of the PRC from any payment of the Consideration, the Seller shall:
(a)indemnify and hold harmless the Purchaser, the Company or any Company Subsidiary for any Losses in respect of such failure to withhold;
(b)cooperate with the Purchaser and the relevant Company Subsidiaries established in the PRC in connection with the filing of any subsequent Tax returns and in any threatened or actual proceeding with respect to Taxes as a result of a failure to deduct and withhold Taxes as required by the applicable Law of the PRC from any payment of the Consideration (including the retention and the provision of records).
14.COSTS
14.1Subject to Subclause 14.2 below, or as otherwise specifically agreed in writing by the parties after the date of this Agreement, each party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with the exercise of its rights and performance of its obligations under this Agreement.
14.2The Seller and the Purchaser shall each be liable for payment of fifty per cent. (50%) of any Hong Kong stamp duty associated with the Transaction.
15.SEVERABILITY
The provisions contained in each Clause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid; provided that the parties to this Agreement shall modify this Agreement to effect the original intent of the parties as closely as possible in order that the economic effect of the transactions contemplated herein be consummated to the greatest extent possible as originally contemplated.

16.GENERAL
16.1This Agreement may only be amended in writing and where the amendment is signed by all of the parties to this Agreement.
16.2The rights or obligations of a party under this Agreement may be assigned or transferred only with the prior written consent of the other party.
16.3This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same Agreement, and any party (including a duly authorised representative of a party) may enter into this Agreement by executing such a counterpart.
16.4A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) or otherwise.
17.WHOLE AGREEMENT
17.1This Agreement and the documents and agreements referred to in it contains the whole agreement between the parties relating to the transactions contemplated by this Agreement (and the documents referred to in it) and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement. The parties acknowledge and agree that, in the event of any inconsistency between this Agreement and any other agreements referred to in this Agreement, the provisions of this Agreement shall prevail to the extent of any inconsistency.
17.2Each party:
(a)acknowledges that in agreeing to enter into this Agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other party before the signature of this Agreement;
(b)waives all rights and remedies which, but for this Subclause 17.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and
(c)acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this Agreement.
17.3Nothing in this Clause 17 limits or excludes any liability for fraud.
18.GOVERNING LAW AND JURISDICTION
18.1This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Hong Kong law.
18.2Negotiation
(a)In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a Dispute), representatives of the parties shall, within 20 Business Days of service of a written notice from either party to the other party (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the Dispute.

(b)Each party shall use all reasonable endeavours to send a representative who has authority to settle the Dispute to attend the Dispute Meeting.
18.3Arbitration
(a)Any Dispute that is not resolved within 20 Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, or such later date as the parties shall reasonably agree with a view to negotiating an amicable settlement in good faith, shall, at the request of either party, be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (HKIAC) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the Rules) in force when the notice of arbitration is submitted in accordance with these Rules.
(b)Any notice or other written communication to be delivered pursuant to the Rules shall be deemed to be validly delivered to a party if delivered at such party's addresses specified in Subclause 10.1 in accordance with Subclause 10.2.
(c)The seat or legal place of arbitration shall be Hong Kong. All in person hearings in relation to the arbitration shall be held in Singapore. For the avoidance of doubt, despite any hearing being held in Singapore, the arbitration shall nonetheless be treated for all purposes as an arbitration conducted at the seat, Hong Kong.
(d)The number of arbitrators will be three. The claimant(s) (irrespective of number) shall jointly appoint one arbitrator; the respondent(s) (irrespective of number) shall jointly appoint one arbitrator; and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the HKIAC.
(e)The language to be used in the arbitral proceedings is English.
(f)The award of the arbitration tribunal shall be final and binding on the parties and such award shall apportion the costs of the arbitration.
(g)The arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any third party discovery proceedings, including any discovery obtained pursuant thereto, and any decision of the arbitration tribunal or award), shall be kept strictly confidential.
(h)Any application to enforce the award of the arbitration tribunal may be made in any court of competent jurisdiction, including the courts of competent jurisdiction in the United States, Hong Kong and in the PRC, and the parties hereby waive the right to assert as a defence that any such court does not have jurisdiction over the enforcement of the award or is not a proper forum therefor.
18.4During the period when a Dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement.
18.5Notwithstanding anything to the contrary in this Agreement, any party shall have the right to seek conservatory or interim relief (such as preliminary injunctions, evidence preservation or property preservation) in any court of competent jurisdiction to prevent the actual or anticipated breach of this Agreement.

19.LANGUAGE
The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.
AS WITNESS this Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SIGNATORIES

SIGNED by Sandrine Defrance	)
for H3C HOLDINGS LIMITED	) )	/s/ Sandrine Defrance

[Signature page to Share Purchase Agreement (CM Capital)]

SIGNED by	)
深圳招华信通一期私募股权投资基金合伙企业（有限合伙）(SHENZHEN ZHAOHUA INFORMATION AND COMMUNICATION TECHNOLOGY PHASE I PRIVATE EQUITY INVESTMENT FUND PARTNERSHIP (LIMITED PARTNERSHIP)) [affix chop]	) )	/s/ Hui Huang representative of the managing partner (执行事务合伙人委派代表) SHENZHEN ZHAOSHANG JINKUI CAPITAL MANAGEMENT CO., LTD. (深圳市招商金葵资本管理有限责任公司)

[Signature page to Share Purchase Agreement (CM Capital)]

EXHIBIT A
DEED OF ADHERENCE AND AMENDMENT
[***]

EXHIBIT B
AMENDMENTS TO ARTICLES
[***]